EXHIBIT 5
                                July 25, 1995




Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549-1004

     Re: Birmingham Utilities, Inc. 1994 Stock Incentive Plan/Registration Statement on Form S-8

Ladies and Gentlemen:

   We have acted as counsel for Birmingham Utilities, Inc., a Connecticut corporation (the "Company"), and in that capacity we have examined from time to time such documents, corporate records and other instruments as we deem necessary or appropriate to allow us to render the opinion which follows. More particularly, we are familiar with the Registration Statement on Form S-8, which the Company is filing to register shares of Birmingham Utilities, Inc. Common Stock, No Par Value (the "Common Stock"), to be sold pursuant to the provisions of the Birmingham Utilities, Inc. 1994 Stock Incentive Plan (the "Plan"), under the Securities Act of 1933, as amended. In rendering this opinion, we have assumed that there will be no change in applicable law between the date of this opinion and the date of issuance of the shares pursuant to such Registration Statement.

   On the basis of our examination, we are of the opinion that, when issued and sold in accordance with the terms of the Plan, the shares of Common Stock to which such Registration Statement relates will be legally issued, fully paid and non-assessable.

   We hereby consent to the use of this opinion as an exhibit to the Registration Statement referred to above and to the reference to us under "Legal Opinions" in the Prospectus.

                              Very truly yours,

                              TYLER COOPER & ALCORN


                              By  /s/ Robert J. Metzler, II
                                Robert J. Metzler, II, a Partner


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